PROFESSIONALLY MANAGED PORTFOLIOS

Amendment to
Amended and Restated Declaration of Trust

The undersigned, being the duly elected and acting Secretary of Professionally Managed Portfolios, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Section 5 of ARTICLE III and Section 8 of ARTICLE VIII of the Amended and Restated Declaration of Trust dated June 13, 2005, as amended to date (the “Declaration of Trust”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on May 29, 2015, the Declaration of Trust is hereby amended by this Certificate of Amendment as follows:

1.  Section 5 of ARTICLE III is amended by deleting the phrase “amend the Declaration of Trust” from the second line of the second paragraph.

2.           Section 5 of ARTICLE VIII is hereby amended to read in its entirety as follows:

Section 5.  Merger and Consolidation.  The Trustees may cause the Trust to sell substantially all of its assets or the assets of one or more of its series to another trust or company or one or more of its Series to be merged into or consolidated with another Trust or company or the Shares exchanged under or pursuant to any state or Federal statute, if any, or otherwise to the extent permitted by law.  Unless such transaction complies with Rule 17a-8(a)(3) under the 1940 Act, such a transaction must also be authorized by vote of a majority of the outstanding Shares (as the quoted phrase is used in the 1940 Act) of the Trust, as a whole, or any affected Series, as may be applicable; provided that in all respects not governed by statute or applicable law, the Trustees shall have power to prescribe the procedure necessary or appropriate to accomplish a sale of assets, merger or consolidation.

All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 1st day of June, 2015.

/s/ Elaine E. Richards
Elaine Richards
Secretary